FOR IMMEDIATE RELEASE

VAN BUREN, ARKANSAS November 9, 2007

USA Truck, Inc. (NASDAQ: USAK) announced today that Brandon Cox, Senior Vice President, Marketing, resigned his position with the Company, effective November 30, to pursue a career in his family’s business. Mr. Cox’s position will not be replaced, but will be consolidated with operations as part of an organizational realignment to more efficiently coordinate the efforts of the Company’s sales, customer service and operations functions. The combined responsibilities are being assumed by Mr. Garry Lewis, Senior Vice President, Operations.

Mr. Lewis has been employed by the Company and its former parent (ABF Freight System, Inc.) for 32 years. During his tenure with USA Truck, Mr. Lewis has accumulated extensive knowledge of the Company’s operational processes, its customer base and service requirements. According to Cliff Beckham, President and CEO of USA Truck, “Mr. Lewis’ experience and wealth of knowledge regarding our industry and our customers make him the natural fit to assume these new responsibilities.”

This press release contains forward-looking statements and information that are based on our current expectations and assumptions we have made based upon information currently available. Forward-looking statements include statements relating to our plans, strategies, objectives, expectations, intentions and adequacy of resources, and may be identified by words such as “could,” “should,” “may,” “believe,” “expect,” “intend,” “plan,” “schedule,” “estimate,” “project” and similar expressions. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot assure you that such expectations will be realized. If one or more of the risks or uncertainties underlying such expectations materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected. Additional risks associated with our operations are discussed in our SEC filings, including our Annual Report on Form 10-K for the year ended December 31, 2006, and our subsequent quarterly reports on Form 10-Q.

All forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by this cautionary statement.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this press release might not occur.

References to the “Company,” “we,” “us,” “our” and words of similar import refer to USA Truck, Inc. and its subsidiary.

USA Truck is a dry van truckload carrier transporting general commodities via our General, Regional and Dedicated Freight divisions. We transport commodities throughout the continental United States and into and out of portions of Canada. We also transport general commodities into and out of Mexico by allowing through-trailer service from our terminal in Laredo, Texas. Our Third Party Logistics and Strategic Capacity Solutions (freight brokerage) divisions provide customized transportation solutions using our technology and multiple modes of transportation including our assets and the assets of our partner carriers.

This press release will be available to interested parties at our web site, http://www.usa-truck.com under the “Financial Data” tab of the “Investor Relations” page.

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Contact: CLIFF BECKHAM, Chief Executive Officer - (479) 471-2633